Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 14, 2021 (except for the sixth, seventh and eighth paragraphs in Note 1 and the fourth, fifth and sixth paragraphs in Note 14, as to which the date is September 23, 2021, and except for the seventh paragraph in Note 14, as to which the date is January 25, 2022), in the Registration Statement (Form S-1) and related Prospectus of eFFECTOR Therapeutics, Inc. for the registration of up to 8,133,926 shares of its common stock.

/s/ Ernst & Young LLP

San Diego, California

January 25, 2022